Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-214559) of Alliqua Holdings, Inc. of (i) our report dated April 15, 2016 and October 10, 2016 with respect to our audit of the financial statements of Soluble Systems, LLC (“Soluble”) as of December 31, 2015 and for the year then ended, and (ii) our report dated October 10, 2016 with respect to our audit of the financial statements of Soluble as of December 31, 2014 and for the year then ended. We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

PBMares, LLP

Newport News, Virginia

January 25, 2017

701 TOWN CENTER DRIVE SUITE 900 NEWPORT NEWS, VA 23606 PHONE (757) 873-1587 FAX (757) 873-2324 WEB WWW.PBMARES.COM